Description
The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)
The Board of Directors of the Fund has authorized quarterly distributions of $0.18 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights
Total Net Assets (million)[1]	$259.14	Daily Average Number of Shares Traded[2]	13,605
NAV per share[1]	$17.27	Outstanding Shares[3]	15,005,224
Closing price[2]	$14.85	Expense Ratio (4/30/2021)	1.56%
Discount	14.01%	Portfolio Turnover (4/30/2021)	9.21%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	-7.59%	9.96%	46.40%	1.51%	3.09%	3.49%
MXF NAV	-7.20%	9.67%	42.90%	0.96%	2.86%	3.60%
MSCI Mexico Index	-6.36%	14.73%	50.70%	0.67%	2.55%	2.11%
These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During September 2021, the Fund repurchased no shares.

Top Ten Holdings (68.37% of Net Assets)
1 América Móvil	14.68%	6 Cemex	4.87%
2 Wal-Mart de México	9.18%	7 Alfa	4.12%
3 Grupo México	8.47%	8 Orbia Advance Corporation	3.96%
4 Grupo Financiero Banorte	7.93%	9 Ternium	3.92%
5 Fomento Económico Mexicano	7.71%	10 Gruma	3.53%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
Global equity markets registered negative returns during September 2021. The MSCI World Index and the MSCI Emerging Markets Index decreased 4.3% and 4.2%, respectively, during the month, while the DJIA and the S&P 500 also posted negative returns, decreasing 4.3% and 4.8%, respectively. The Federal Reserve (the “Fed”) maintained unchanged its target interest rate at a range of between 0.00% and 0.25% and announced that it will continue to purchase government securities. However, the Fed’s statement indicated that it is getting closer to starting a reduction in purchases of government securities, which resulted in an increase in the 10-year Treasury note of 18 basis points to 1.49%, an appreciation of 1.7% of the U.S. dollar (measured by the DXY Index4) during September 2021, and partially contributed to the decline in equity markets already mentioned. In Mexico, the MSCI Mexico Index decreased 6.4% and the Mexican peso depreciated 2.7% to Ps. $20.64, whereas the Fund’s NAV decreased 7.2%, underperforming its benchmark during the month; however, the Fund’s NAV has outperformed its benchmark in long term periods from three to ten years shown in the performance table of the prior page.
In local news, Mexico´s Central Bank (“Banxico”) increased its overnight interest rate by 25 basis points for the third consecutive time, raising it to 4.75%. The Ministry of Finance presented to Congress the Government´s budget for 2022, indicating an increase in capital expenditure to promote economic growth while also expecting to maintain a strong fiscal stance, with projected primary balances (which excludes interest payments) for 2021 and 2022 at -0.3% and -0.4% of GDP, respectively. In addition, the bill proposes administrative changes in order to improve tax collection.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

4 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.